EX-21.1

List of Subsidiaries Anticipated to be Contributed to

Lumentum Holdings Inc.

The following is an anticipated list of the subsidiaries that will be owned by Lumentum Holdings Inc. immediately following the completion of the spin-off transaction described in the Information Statement:

Domestic Subsidiaries

Name of Entity	Jurisdiction of Incorporation or Organization
CCOP International Holdings Inc.	Delaware
E20 Communications Inc.	Delaware
JDSU Optical Corporation	Massachusetts
Lightwave Electronics Corporation	California
Lumentum Inc.	Delaware
Lumentum Operations LLC	Delaware
Ramar Corporation	Massachusetts
SDL Optics, Inc.	Delaware
SDL PIRI, Inc.	Delaware

International Subsidiaries

Name of Entity	Jurisdiction of Incorporation or Organization
CCOP International (Thailand) Co. Ltd.	Thailand
JDS Uniphase (Israel) Limited	Israel
JDS Uniphase Asia Ltd.	Hong Kong
JDS Uniphase Canada Ltd	Canada
JDS Uniphase Inc.	Canada
JDS Uniphase KK	Japan
JDS Uniphase Nova Scotia Limited	Nova Scotia
JDSU Communication Technology (Shenzhen) Co. Ltd	China
JDSU Ultrafast Lasers AG	Switzerland
Lumentum Netherlands BV	Netherlands